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                                                                   EXHIBIT 99.13


                          STELLAR SEMICONDUCTOR, INC.
                           STOCK OPTION GRANT NOTICE
                          (1999 EQUITY INCENTIVE PLAN)


Stellar Semiconductor, Inc. (the "Company"), pursuant to its 1999 Equity Incentive Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
                                        ----------------------------------------
Date of Grant:
                                        ----------------------------------------
Vesting Commencement Date:
                                        ----------------------------------------
Number of Shares Subject to Option:
                                        ----------------------------------------
Exercise Price (Per Share):
                                        ----------------------------------------
Total Exercise Price:
                                        ----------------------------------------
Expiration Date:
                                        ----------------------------------------


TYPE OF GRANT:     [ ]  Incentive Stock Option 1           [ ]  Nonstatutory Stock Option

EXERCISE SCHEDULE: [ ]  Same as Vesting Schedule           [ ]  Early Exercise Permitted

VESTING SCHEDULE:  [25%of the shares vest one year after the Vesting Commencement Date.
                   Remaining 75% of the shares vest monthly thereafter over the next three years.]

PAYMENT:           By one or a combination of the following items (described in the Stock
                   Option Agreement):

                          By cash or check
                          Pursuant to a Regulation T Program if the Shares are
                           publicly traded
                          By delivery of already-owned shares if the Shares are
                           publicly traded
                          [By deferred payment]

ADDITIONAL TERMS/ACKNOWLEDGEMENTS: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

        OTHER AGREEMENTS:
                                        ----------------------------------------
                                        ----------------------------------------


STELLAR SEMICONDUCTOR, INC.                        OPTIONHOLDER:


By:
    --------------------------------          ----------------------------------
              Signature                                     Signature

Title:                                        Date:
    --------------------------------          ----------------------------------

Date:
    --------------------------------

ATTACHMENTS: Stock Option Agreement, 1999 Equity Incentive Plan, Notice of Exercise [and Early Exercise Stock Purchase Agreement].

--------

1 If this is an incentive stock option, it (plus your other outstanding incentive stock options) cannot be first exercisable for more than $100,000 in any calendar year. Any excess over $100,000 is a nonstatutory stock option.

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                          STELLAR SEMICONDUCTOR, INC.
                           1999 EQUITY INCENTIVE PLAN

                             STOCK OPTION AGREEMENT
                   (INCENTIVE AND NONSTATUTORY STOCK OPTIONS)


        Pursuant to your STOCK OPTION GRANT NOTICE ("Grant Notice") and this STOCK OPTION AGREEMENT, STELLAR SEMICONDUCTOR, INC. (the "Company") has granted you an option under its 1999 EQUITY INCENTIVE PLAN (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

        The details of your option are as follows:

        1. NORMAL VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

        2. ACCELERATION OF VESTING FOLLOWING A CHANGE IN CONTROL.

            (a) In the event of the occurrence of a Change in Control (as defined below), and provided that your option remains in effect following such Change in Control or is assumed, continued or substituted for any similar stock award in connection with the Change in Control, then, if your Continuous Service ceases by reason of an Involuntary Termination (as defined below) within eighteen (18) months following the effective date of the Change in Control, your option (or any substituted option) shall, as of the date of such termination of Continuous Service, vest in full and become fully exercisable (if applicable) to the extent not previously vested or exercisable, and shall expire as provided below.

            (b) For purposes of this Section 2, and notwithstanding Section 9 of this Stock Option Agreement to the contrary, your option shall remain exercisable until the earlier of (a) the Expiration Date indicated in your Grant Notice or (b) twelve (12) months after the termination of your Continuous Service due to your Involuntary Termination.

            (c) For purposes of this Stock Option Agreement, a "Change in Control" shall mean a Corporate Transaction (as defined in Section 11(b) of the Plan) after which less than fifty percent (50%) of the voting securities of the continuing, surviving or acquiring entity are owned by persons who held the voting securities of the Company immediately prior to such Corporate Transaction in substantially the same proportion as their ownership of the Company's voting securities prior to the Corporation Transaction.

            (d) "Involuntary Termination" shall mean the termination of your Continuous Service by reason of:


                                       1.
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                (i) your involuntary dismissal or discharge by the Company for reasons other than any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any Affiliate), or any other intentional misconduct by you adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Affiliate) may consider as grounds for your dismissal or discharge.

                (ii) your voluntary resignation following (1) a change in your position with the Company (or Affiliate) which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without your consent.

        3. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

        4. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted), you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

            (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

            (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

            (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

        5. ISO EXERCISE LIMITATION.

            (a) If your option is designated as an Incentive Stock Option, the aggregate Fair Market Value of the shares of Common Stock with respect to which you may exercise your option for the first time during any calendar year, when added to the aggregate Fair Market Value of the shares of Common Stock subject to any other options designated as Incentive Stock Options and granted to you under any stock option plan of the Company or an Affiliate prior to the date of grant with respect to which such options are exercisable for the first time during the



                                       2.
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same calendar year, shall not exceed $100,000 (the "ISO Exercise Limitation")
unless applicable law requires that your option be exercisable sooner.

            (b) The ISO Exercise Limitation shall terminate, and you may fully exercise your option, as to all shares of Common Stock subject to your option for which your option would have been exercisable in the absence of the ISO Exercise Limitation upon the earlier of the following events:

                (i) the date of termination of your Continuous Service,

                (ii) the day immediately prior to the effective date of a Corporate Transaction (as defined in the Plan) in which your option is not assumed or substituted for as provided in the Plan, or

                (iii) the day that is ten (10) days prior to the Expiration Date of your option.

        Upon such termination of the ISO Exercise Limitation, your option shall be deemed a Nonstatutory Stock Option to the extent of the number of shares of Common Stock subject to your option that would otherwise then exceed the ISO Exercise Limitation.

        6. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

            (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

            (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.


                                       3.
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            (c) Pursuant to the following deferred payment alternative:

                (i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company's election, upon termination of your Continuous Service.

                (ii) Interest shall be paid at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

                (iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

                (iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

        7. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

        8. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

        9. TERM. The term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

            (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;


                                       4.
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            (b) twelve (12) months after the termination of your Continuous
Service due to your Disability;

            (c) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

            (d) the Expiration Date indicated in your Grant Notice; or

            (e) the tenth (10th) anniversary of the Date of Grant.

        If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.

        10. EXERCISE.

            (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

            (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

            (c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

            (d) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging



                                       5.
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or similar transaction with the same economic effect as a sale, any shares of
Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.

        11. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

        12. RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company's bylaws in effect at such time the Company elects to exercise its right. The Company's right of first refusal shall expire on the Listing Date.

        13. RIGHT OF REPURCHASE. To the extent provided in the Company's bylaws as amended from time to time, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

        14. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

        15. WITHHOLDING OBLIGATIONS.

            (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

            (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value,


                                       6.
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determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

            (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

        16. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

        17. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.


                                       7.